EXHIBIT 99.1

SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 11-K

(mark one)
(X)	ANNUAL REPORT PURSUANT TO SECTION 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934 For the fiscal year ended April 27, 2001
Or
( )	TRANSITION REPORT PURSUANT TO SECTION 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934

Commission File Nos.:  33-37529 and 33-44230

A.	Full title of the plan and the address of the plan, if different from that of the issuer named below:

MEDTRONIC, INC. AND PARTICIPATING EMPLOYERS
SUPPLEMENTAL RETIREMENT PLAN

B.	Name of issuer of the securities held pursuant to the plan and the address of its principal executive office:

Medtronic, Inc.
710 Medtronic Parkway
Minneapolis, MN 55432

SIGNATURES

The Plan. Pursuant to the requirements of the Securities Exchange Act of 1934, the trustees (or other persons who administer the employee benefit plan) have duly caused this annual report to be signed on its behalf by the undersigned hereunto duly authorized.

MEDTRONIC, INC. AND PARTICIPATING EMPLOYERS SUPPLEMENTAL RETIREMENT PLAN
Dated: October 25, 2001	By: /s/ Janet S. Fiola
Janet S. Fiola Senior Vice President, Human Resources

Medtronic, Inc. and
Participating Employers
Supplemental Retirement Plan

Financial Statements and Supplemental Schedule
April 30, 2001 and 2000

Medtronic, Inc. and Participating Employers Supplemental
Retirement Plan
Index to Financial Statements

Page(s)

Report of Independent Accountants	1

Financial Statements:

Statement of Net Assets Available for Benefits	2

Statement of Changes in Net Assets Available for Benefits	3

Notes to Financial Statements	4-10

Supplemental Schedule:

Schedule of Assets Held for Investment Purposes	12

Report of Independent Accountants

To the Participants and Administrator of the
Medtronic, Inc. and Participating Employers
Supplemental Retirement Plan:

In our opinion, the accompanying statements of net assets available for benefits and the related statements of changes in net assets available for benefits present fairly, in all material respects, the net assets available for benefits of the Medtronic, Inc. and Participating Employers Supplemental Retirement Plan (the “Plan”) at April 30, 2001 and 2000, and the changes in net assets available for benefits for the years then ended in conformity with accounting principles generally accepted in the United States of America. These financial statements are the responsibility of the Plan’s management; our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits of these statements in accordance with auditing standards generally accepted in the United States of America, which require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

Our audits were conducted for the purpose of forming an opinion on the basic financial statements taken as a whole. The supplemental schedule of Assets Held For Investment Purposes is presented for the purpose of additional analysis and is not a required part of the basic financial statements but is supplementary information required by the Department of Labor’s Rules and Regulations for Reporting and Disclosure under the Employee Retirement Income Security Act of 1974. This supplemental schedule is the responsibility of the Plan’s management. The supplemental schedule has been subjected to the auditing procedures applied in the audits of the basic financial statements and, in our opinion, is fairly stated in all material respects in relation to the basic financial statements taken as a whole.

As discussed in Note 1, subsequent to April 30, 2001, the Plan was merged into the Medtronic, Inc. Employee Stock Ownership and Supplemental Retirement Plan and all Plan assets and related benefit obligations were transferred at that date.

Minneapolis, Minnesota
September 28, 2001

Medtronic, Inc. and Participating Employers Supplemental
Retirement Plan
Statement of Net Assets Available for Benefits
(in 000’s)

	April 30,
	2001	2000

Investments at fair value:
Medtronic Common Stock Fund	$614,016	$741,949
Vanguard 500 Index Fund	130,136	152,479
Vanguard PRIMECAP Fund	115,104	127,626
Vanguard Wellington Fund	97,555	88,723
Vanguard Windsor II Fund	53,331	43,901
Vanguard Explorer Fund	34,712	33,775
Vanguard International Growth Fund	28,652	31,680
Vanguard U.S. Growth Fund	23,401	27,047
Vanguard Total Bond Market Index Fund	17,325	9,117
Vanguard Extended Market Index Fund	9,861	10,053
Participant loans	14,270	14,993

	1,138,363	1,281,343

Medtronic Interest Income Fund, at contract value	149,718	132,140

Total investments	1,288,081	1,413,483

Contributions receivable from employees	3,361	4,532

Net assets available for benefits	$1,291,442	$1,418,015

The accompanying notes are an integral part of these financial statements.

Medtronic, Inc. and Participating Employers Supplemental
Retirement Plan
Statement of Changes in Net Assets Available for Benefits
(in 000’s)

	Year Ended April 30,
	2001	2000

Contributions from employees	$77,975	$68,354

Investment activity:
Interest and dividend income	50,569	41,953
Net (depreciation) appreciation in fair value of investments	(169,109)	257,736

Total investment (loss) income	(118,540)	299,689

Assets transferred from other plans (Note 9)	9,630	57,977

Benefit payments	(95,598)	(69,444)
Administrative fees	(40)	(49)

(Decrease) increase in net assets	(126,573)	356,527

Net assets available for benefits:
Beginning of year	1,418,015	1,061,488

End of year	$1,291,442	$1,418,015

The accompanying notes are an integral part of these financial statements.

Medtronic, Inc. and Participating Employers Supplemental
Retirement Plan
Notes to Financial Statements

1.	Description of the Plan

The following description of the Medtronic, Inc. and Participating Employers Supplemental Retirement Plan (the “Plan”) provides only general information. Participants should refer to the Plan document for a complete description of the Plan’s provisions.

General
The Plan is a defined contribution plan created by Medtronic, Inc. (the “Company”). The Company established the Plan to help employees increase retirement savings and provide financial security upon retirement. The Plan is available to all eligible regular full-time and part-time employees immediately upon hire. Employee contributions are subject to certain IRS limits on allowable compensation and maximum contribution amounts. The Plan qualifies under Section 401(a) of the Internal Revenue Code of 1986, as amended, and is subject to the provisions of the Employee Retirement Income Security Act of 1974 (ERISA), as amended.

The Board of Directors has approved the merger of the Plan into the Medtronic, Inc. Employee Stock Ownership and Supplemental Retirement Plan. As of May 31, 2001, all Plan assets and related benefit obligations had been transferred to the Medtronic, Inc. Employee Stock Ownership and Supplemental Retirement Plan.

Administration
The Qualified Plan Committee of the Company oversees the administration of the Plan. The committee appointed The Vanguard Fiduciary Trust Company as Trustee of the plan assets and Recordkeeper of the Plan. The Vanguard Fiduciary Trust Company (hereinafter referred to as the “Trustee”) has been appointed to provide participant services, education and communication services. The Trustee maintains a separate account in the name of each participant in the Plan to record the assets allocated to the participant and the earnings, losses, disbursement and expenses credited thereto.

Contributions
Participating employees may contribute to the Plan a minimum of 2% up to a maximum of 15% (2000: maximum of 12%) of eligible earnings on a pre-tax basis. The Company makes no matching contribution directly to the Plan, however the Company makes a matching allocation of Medtronic common stock to the Employee Stock Ownership Plan account. This matching allocation is at least 50%, up to a maximum of 150% , of the employee contributions, limited to 6% of eligible compensation. The Company match totaled approximately $33,063,000 and $32,046,000 for fiscal years 2001 and 2000, respectively.

Contributions are made to the Plan by participants through payroll deductions. The contributions are allocated to eleven investment choices based upon participant investment decisions. The participants may change the investment decisions at any time by contacting the Trustee. However, any funds exchanged out of the Medtronic Interest Income Fund must remain invested in another investment alternative for a period of at least three months before being moved to the Vanguard Total Bond Market Index Fund.

Vesting
Participants are 100% vested in their contributions at all times. Participants are 20% vested in the Company contributions upon completing one year of service. Vesting in the Company contributions accrues at the rate of 20% per year thereafter; participants are fully vested on all Company’s contributions after five years. Participant forfeiture of nonvested amounts reduce the Company

Medtronic, Inc. and Participating Employers Supplemental
Retirement Plan
Notes to Financial Statements

contribution. During fiscal years 2001 and 2000, $867,000 and $529,000, respectively, were forfeited by terminating employees before these amounts became vested.

Distributions An active participant who has attained age 59 ½ may request a cash distribution for all or a part of the value of the account.

Upon termination of employment, the participant must take a complete distribution if the value of the participant’s account is under $5,000. If the value of the participant’s account is greater than $5,000, the participant may elect to defer distribution until a later date, take a cash withdrawal or request a direct rollover. Participant funds invested in Medtronic stock may be taken in-kind or as cash. Upon retirement from the Company, the participants also have the option to take monthly installments from the Plan.

Participants may take hardship withdrawals from the Plan if they incur financial hardship. The hardship withdrawal is only available to meet immediate and severe financial needs that cannot be met through other available sources in the Plan including the available loan provisions. The amount of the hardship withdrawal cannot exceed the amount of the financial need and will be taxed upon distribution with a 10% penalty tax imposed.

Upon the death of a participant, the account becomes fully vested and will be paid to the designated beneficiary, or if no beneficiary has been designated, the balance will be paid according to the terms and conditions of the Plan. The beneficiary has the option to take the Medtronic stock in-kind or as cash.

Participant Loans
Participants can have only one loan outstanding at a time and can borrow up to 50% of their vested balance not to exceed the maximum loan amount of $50,000. The minimum loan amount is $1,000. Loans are repaid through payroll deduction in equal amounts over a 1 to 5 year period. The interest rate is calculated as one percentage point over the prime rate in effect at US Bank, N.A., on the first workday of the month in which the loan is made and remains fixed for the duration for the loan.

Termination of the Plan
Termination or retirement benefits are paid by the Trustee in accordance with the provisions of the Plan and the instructions of Medtronic, Inc., acting as plan administrator. In the event the Plan were terminated, participants become fully vested in the Company contributions and the Company would cause all amounts in the hands of the Trustee to be allocated and distributed to the participants based upon their investment balance.

Plan Amendments
During the current year, the Plan was amended to a) eliminate the one-year wait upon reemployment for purposes of crediting vesting; b) include all prior years of service in calculating the vested percentage of rehired employees and c) permit Participants to elect a percentage of elective deferral contributions for a plan year that is applied against their total credited compensation without regard to the Internal Revenue Code limitations, provided such percentage does not exceed 15% of the Participant’s covered compensation, as defined in the Plan.

2.	Summary of Accounting Principles

Basis of Presentation The accompanying financial statements are prepared on the accrual basis of accounting.

Medtronic, Inc. and Participating Employers Supplemental
Retirement Plan
Notes to Financial Statements

Valuation of Investments
The Plan’s investments are stated at fair value, except for its investment contracts, which are valued at contract value. Shares of registered investment companies are valued at quoted market prices which represent the net asset value of shares held by the Plan at year-end. The Company stock fund is valued at its year-end unit closing price (comprised of year-end market price plus uninvested cash position.) Participant loans are valued at estimated fair value, consisting of outstanding prinicipal and related unpaid interest.

Use of Estimates
The preparation of the financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the amounts reported in the financial statements and accompanying notes. Actual results could differ from those estimates.

Investment Transactions and Related Investment Income
Purchases and sales of investments are recorded on a trade-date basis. Realized gains and losses on sales of investments are based on average cost at the time of the sale. Interest income is accrued when earned. Dividend income is recorded on the ex-dividend date. Capital gain distributions are included in dividend income.

Administrative Expenses
Administrative expenses are paid by the Plan for the administration of the Plan and maintenance of the accounts. Such expenses consist of recordkeeping fees, trustee fees, account maintenance fees, and annual loan fees. The Company pays for the fees associated with transactions in the Medtronic Common Stock Fund.

Payment of Benefits Benefits are recorded when paid.

Risks and Uncertainties
The Plan provides for various participant investment options in funds, which can invest in any combination of stocks, bonds, fixed income securities, mutual fund, and other investment securities. Investment securities are exposed to various risks, such as interest rate, market and credit. Due to the level of risk associated with certain investment securities and the level of uncertainty related to changes in the value of investment securities, it is at least reasonably possible that changes in risks in the near term would materially affect participants’ account balances and the amounts reported in the Statements of Net Assets Available for Benefits and the Statements of Changes in Net Assets Available for Benefits.

New Accounting Standards
In June 1998, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 133, “Accounting for Derivative Instruments and Hedging Activities” (SFAS No. 133). SFAS No. 133 requires that an entity recognize all derivatives and measure those instruments at fair value.

SFAS No. 133 is effective for fiscal years beginning after June 15, 2000. Pursuant to Statement of Financial Accounting Standards No. 137, “Accounting for Derivative Instruments and Hedging Activities-Deferral of the Effective Date of FASB Statement No. 133- an Amendment of FASB Statement No. 133,” the Plan is required to adopt SFAS No. 133 effective May 1, 2001. Management

Medtronic, Inc. and Participating Employers Supplemental
Retirement Plan
Notes to Financial Statements

has not yet been able to determine the impact of SFAS No. 133 on the Plan financial statements as a result of the inconsistency in accounting literature between SFAS No. 133, requiring derivatives to be measured at fair value, and the AICPA Audit and Accounting Guide on “Audits of Employee Benefit Plans” and Statement of Position 94-4, “Reporting of Investment Contracts Held by Health and Welfare Benefit Plans and Defined-Contribution Pension Plans”, requiring benefit responsive investment contracts (including synthetic GICs) to be measured at contract value. Until this discrepancy is resolved, management is unable to determine the impact that SFAS 133 will have on the Plan financial statements. The carrying value of those instruments is approximately $149,700,000 at April 30, 2001.

3.	Description of Investment Funds

The objectives of the eleven investment funds to which participants were able to allocate their contributions during the plan years ended April 30, 2001 and 2000 are described as follows:

Medtronic Common Stock Fund: Invests in Medtronic, Inc. common stock to provide the possibility of long-term growth through increases in the value of the stock and the reinvestment of its dividends. Among the factors affecting the stock’s potential growth are the Company’s ability to expand its commitment to new technology and products and to enter new markets.

Vanguard 500 Index Fund: Seeks to provide long-term growth of capital and income from dividends by holding all of the 500 stocks that make up the unmanaged Standard & Poor’s 500 Composite Stock Price Index, a widely recognized benchmark of U.S. stock market performance.

Vanguard PRIMECAP Fund: Seeks long-term growth of capital by investing in stocks of companies with above-average prospects for continued earnings growth, strong industry positions, and skilled management teams.

Vanguard Wellington Fund: Seeks to provide income and long-term growth of capital without undue risk to capital by investing about 65% of its assets in stocks and the remaining 35% in bonds.

Vanguard Windsor II Fund: Seeks to provide income and long-term growth of capital and income from dividends by investing in a diversified group of out-of-favor stocks of large-capitalization companies. The stocks generally sell at prices below the overall market average compared to their dividend income and future return potential.

Vanguard Explorer Fund: Seeks to provide long-term growth of capital by investing in a diversified group of small-company stocks with prospects for above-average growth.

Vanguard International Growth Fund: Seeks to provide long-term growth of capital by investing in stocks of high-quality, seasoned companies based outside the United States of America. Stocks are selected from more than 15 countries.

Vanguard U.S. Growth Fund: Seeks to provide long-term growth of capital by investing in large, high-quality, seasoned U.S. companies with records of exceptional growth and above-average prospects for future growth.

Medtronic, Inc. and Participating Employers Supplemental
Retirement Plan
Notes to Financial Statements

Vanguard Total Bond Market Index Fund: Seeks to provide a high level of interest income by attempting to match the performance of the unmanaged Lehman Brothers Aggregate Bond Index, which is a widely recognized measure of the entire taxable U.S. bond market.

Vanguard Extended Market Index Fund: Seeks to provide long-term growth of capital by attempting to match the performance of the Wilshire 4500 Equity Index, an unmanaged index made up mostly of mid- and small- capitalization companies.

Medtronic Interest Income Fund: Seeks to preserve the value of capital and provide an attractive level of interest by investing primarily in investment contracts issued by insurance companies and banks. It is designed to maintain a constant $1.00 share value.

4.	Investments

The net (depreciation) appreciation in the fair value of investments during 2001 and 2000, including investments purchased and sold, as well as those held during the year, was as follows (in 000’s):

	April 30
	2001	2000
Medtronic Common Stock Fund	$(93,477)	$233,265
Vanguard 500 Index Fund	(20,774)	11,655
Vanguard PRIMECAP Fund	(27,058)	29,684
Vanguard Wellington Fund	4,472	(12,344)
Vanguard Windsor II Fund	4,898	(14,584)
Vanguard Explorer Fund	(7,073)	4,859
Vanguard International Growth Fund	(7,543)	3,390
Vanguard U.S. Growth Fund	(19,317)	2,456
Vanguard Total Bond Market Index Fund	557	(425)
Vanguard Extended Market Index Fund	(3,794)	(220)

Net (depreciation) appreciation in
fair value of investments	$(169,109)	$257,736

5.	Medtronic Interest Income Fund

The investments in the Medtronic Interest Income Fund consist of investment contracts issued by financial institutions and of contracts backed by investment-grade, fixed-income securities and bond mutual funds. These investment contracts are valued at their contract values, which approximate fair value because these investments have fully benefit-responsive features. There are no reserves against contract values for credit risk of contract issuers or otherwise.

The average yield of the Medtronic Interest Income Fund was 6.38% and 6.54% for 2001 and 2000, respectively. The crediting interest rate of the Medtronic Interest Income Fund was 6.45% and 6.23% for 2001 and 2000, respectively. The crediting interest rate is based on a formula agreed upon with the issuer, which cannot be less than zero. Such interest rates are reviewed on a quarterly basis for resetting.

Medtronic, Inc. and Participating Employers Supplemental
Retirement Plan
Notes to Financial Statements

6.	Related Party Transactions

The Plan invests in shares of mutual funds managed by an affiliate of Vanguard Trust. Vanguard Trust acts as trustee for only those investments of the Plan. Transactions in such investments qualify as party-in-interest transactions, which are exempt from the prohibited transaction rules.

At April 30, 2001, the Plan held 13,767,179 shares of Medtronic, Inc. common stock valued at approximately $614,016,000. At April 30, 2000 the Plan held 14,285,417 shares of Medtronic, Inc. common stock valued at approximately $741,949,000.

Total purchases and sales, including purchases and sales of Medtronic stock, for the years ended April 30, 2001 and April 30, 2000 were $531,526,000 and $485,121,000 and $507,369,000 and $404,879,000, respectively.

7.	Reconciliation of Financial Statements to Form 5500

The following is a reconciliation of net assets available for benefits per the financial statements to Form 5500 (in 000’s):

	April 30,
	2001	2000

Net assets available for benefits per financial statements	$1,291,442	$1,418,015
Amounts allocated to withdrawing participants	(4,945)	(6,579)

Net assets available for benefits per Form 5500	$1,286,497	$1,411,436

The following is a reconciliation of benefits paid to participants per the financial statements to Form 5500 (in 000’s):

Year Ended April 30, 2001
Benefits paid to participants per financial statements	$95,598
Add: Amounts allocated to withdrawing participants at April 30, 2001	4,945
Less: Amounts allocated to withdrawing participants at April 30, 2000	(6,579)

Benefits paid to participants per Form 5500	$93,964

Amounts allocated to withdrawing participants are recorded on Form 5500 for benefit claims that have been processed and approved for payment prior to April 30, but have not yet been paid as of that date.

8.	Tax Status

The Plan received a favorable determination letter from the Internal Revenue Service on March 28, 1996. Although the Plan has been amended since receiving the determination letter, the Plan

Medtronic, Inc. and Participating Employers Supplemental
Retirement Plan
Notes to Financial Statements

administrator and the Plan’s tax counsel continue to believe the Plan is designed and is being operated in compliance with the applicable requirements of the Internal Revenue Code.

9.	Net Assets Transferred from Other Plans

During fiscal years 2001, 2000 and 1999 the Company acquired or merged with various companies, including Arterial Vascular Engineering, Inc., Sofamor Danek Group, Inc., Xomed Surgical Products, Inc. and AVECOR Cardiovascular, Inc. In connection with these mergers and acquisitions, $6.4 million and $52.1 million of benefit plan assets were transferred into the Plan during fiscal years 2001 and 2000, respectively.

During fiscal years 2001 and 2000, participants transferred assets from the Medtronic, Inc. Employees Stock Ownership Plan into the Plan of $3.2 million and $5.9 million, respectively.

SUPPLEMENTAL SCHEDULE

Medtronic, Inc. and Participating Employers Supplemental
Retirement Plan
Schedule of Assets Held for Investment Purposes
April 30, 2001
(in 000’s)

(a)	(b) Fund	(c) Investment Type	(d) Cost**	(e) Current Value
	Medtronic Common Stock Fund	Company Stock Fund		$ 614,016
*	Vanguard 500 Index Fund	Registered Investment Company		130,136
*	Vanguard PRIMECAP Fund	Registered Investment Company		115,104
*	Vanguard Wellington Fund	Registered Investment Company		97,555
*	Vanguard Windsor II Fund	Registered Investment Company		53,331
*	Vanguard Explorer Fund	Registered Investment Company		34,712
*	Vanguard International Growth Fund	Registered Investment Company		28,652
*	Vanguard U.S. Growth Fund	Registered Investment Company		23,401
*	Vanguard Total Bond Market Index Fund	Registered Investment Company		17,325
*	Vanguard Extended Market Index Fund	Registered Investment Company		9,861
*	Participant Loans	Interest at 6.10% to 11% (Repayment
		period is one to five years)		14,270
*	Medtronic Interest Income Fund	Unallocated Insurance Contracts		149,718

	Totals			$1,288,081

The above data was prepared from information certified as complete and accurate by The Vanguard Fiduciary Trust Company, the Plan’s Trustee.

*	Denotes party-in-interest.

**	Cost information is excluded as it is no longer required for participant-directed investments.

Consent of Independent Accountants

We hereby consent to the incorporation by reference in the Registration Statements on Form S-8 (Nos. 33-37529 and 33-44230) of Medtronic, Inc. of our report dated September 28, 2001 relating to the financial statements of the Medtronic, Inc. and Participating Employers Supplemental Retirement Plan which appears on this Form 11-K.

/s/ PricewaterhouseCoopers LLP
PricewaterhouseCoopers LLP
Minneapolis, Minnesota
October 24, 2001